SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

      Filed by the registrant ☒

      Filed by a party other than the registrant ☐

      Check the appropriate box:

      ☐ Preliminary proxy statement.
      ☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
      ☒ Definitive proxy statement.
      ☐ Definitive additional materials.
      ☐ Soliciting material under Rule 14a-12.

BORGWARNER INC.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

      ☒ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee if calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

      ☐ Fee paid previously with preliminary materials.

      ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the former schedule and the date of its filing.

      (1) Amount paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

BORGWARNER INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Chicago, Illinois

March 21, 2003

Dear Stockholder:

      BorgWarner Inc. will hold its Annual Meeting of Stockholders at the Company’s headquarters located at 200 South Michigan Avenue, Chicago, Illinois, 60604, on April 23, 2003, at 10:00 a.m. for the following purposes:

1.	To elect the Class I Directors to serve for the next three years;

2.	To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 2003; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only stockholders at the close of business on March 7, 2003 will be entitled to vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Laurene H. Horiszny
Secretary

YOUR VOTE IS IMPORTANT!

YOU MAY VOTE BY:

•	Signing and returning the accompanying proxy card

•	Voting by telephone or by the Internet. See proxy card for instructions.

OR

•	Voting in person at the meeting (if you are a stockholder of record)

BORGWARNER INC.

200 South Michigan Avenue
Chicago, Illinois 60604

PROXY STATEMENT

March 21, 2003

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BorgWarner Inc. (the “Company”) for the 2003 Annual Meeting of Stockholders to be held at the Company’s headquarters at 200 South Michigan Avenue, Chicago, Illinois 60604 on April 23, 2003. This Proxy Statement and accompanying form of proxy are being mailed to stockholders beginning on or about March 21, 2003. The Company’s Annual Report to Stockholders for the year ended December 31, 2002 is enclosed.

      Only stockholders of record at the close of business on March 7, 2003, will be entitled to vote at the meeting. As of such date, there were 27,455,755 issued and 26,707,063 outstanding shares of common stock. Each share of common stock entitles the holder to one vote.

How do I vote?

      If you return your signed proxy card or vote by telephone or by the Internet before the Annual Meeting, we will vote your shares as you direct. Any proxy returned without specification as to any matter will be voted as to each proposal in accordance with the recommendation of the Board of Directors. You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of the Company written revocation or a proxy bearing a later date, or by attending and voting at the Annual Meeting.

      The election inspectors will tabulate the votes cast prior to the meeting and at the meeting to determine whether a quorum is present. Unless otherwise indicated herein, the election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Expenses of Solicitation

      The cost of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by use of the mail, proxies may be solicited by directors, officers and regularly engaged employees of the Company. Brokers, nominees and other similar record holders will be requested to forward solicitation material and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

1. ELECTION OF DIRECTORS

      The Company’s Board of Directors is divided into three classes. Phyllis O. Bonanno, Andrew F. Brimmer and Alexis P. Michas (the “Class I Directors”) are the nominees for election to the Board at this meeting. If elected, each nominee will serve for a term of three years and until their successors are elected and qualified. Four other directors (the “Class II Directors”) have terms expiring at the 2004 Annual Meeting of Stockholders and three other directors (the “Class III Directors”) have terms expiring at the 2005 Annual Meeting of Stockholders. Each of the nominees for election as a Class I Director is presently a director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. A plurality of votes of shares of common stock present in person or by proxy at the meeting is required to elect a director.

      The Board of Directors recommends a vote “FOR” the election of each of the Class I Directors.

Board of Directors

      The following table sets forth as of March 7, 2003, with respect to each nominee and each director continuing to serve, their name, age, principal occupation, the year in which they first became a director of the Company and directorships in other corporations.

		Principal Occupation
Class I Directors	Age	and Directorships

Phyllis O. Bonanno 1999	59	Ms. Bonanno has been President, International Trade Solutions, Inc. since March 2002. She was the President of TradeBuilders, Inc. from October 2000 until October 2001. She was President of Columbia College from July 1997 until March 2000. She is also a Director of The Canadian American Business Council.
Andrew F. Brimmer 1997	76	Dr. Brimmer has been President of Brimmer & Company, Inc., an economic and financial consulting firm since July 1976. He is also a Director of CarrAmerica Realty Corporation, BlackRock Investment Income Trust, Inc. and other BlackRock funds.
Alexis P. Michas 1993	45	Mr. Michas has been the Managing Partner since 1996 of Stonington Partners, Inc., an investment management firm. He is also a Director of PerkinElmer, Inc. and a number of privately held companies.

		Principal Occupation
Class II Directors	Age	and Directorships

Jere A. Drummond 1996	63	Mr. Drummond retired from the BellSouth Corporation on December 31, 2001. He served as Vice Chairman of the BellSouth Corporation from January 2000 until his retirement. He was President and Chief Executive Officer of BellSouth Communications Group, a provider of traditional telephone operations and products, from January 1998 until December 1999. He was President and Chief Executive Officer of BellSouth Telecommunications, Inc. from January 1995 until December 1997 and was elected a director of BellSouth in 1993. He is a director of AirTran Holdings, Inc. and Centillium Communications, Inc.
John F. Fiedler 1994	64	Mr. Fiedler has been Chairman of the Board since March 1996. He was Chief Executive Officer of the Company from January 1995 until February 2003. He is also a Director of Mohawk Industries, Inc., Cooper Tire & Rubber Company and Roadway Express, Inc.
Ivan W. Gorr 1995	73	Mr. Gorr was Chairman and Chief Executive Officer of Cooper Tire & Rubber Company from 1989 until his retirement in 1994. Mr. Gorr is also a Director of Nations Rent, Inc.

		Principal Occupation
Class II Directors	Age	and Directorships

Timothy M. Manganello 2002	53	Mr. Manganello has been Chief Executive Officer of the Company since February 2003 and has been President since February 2002. He was also Chief Operating Officer of the Company from February 2002 until February 2003. He was Executive Vice President and General Manager of BorgWarner TorqTransfer Systems Inc. (“TorqTransfer Systems”) from July 2001 until January 2002. He was Vice President of the Company and General Manager of TorqTransfer Systems from February 1999 until June 2001. He was Vice President, Operations of TorqTransfer Systems, Muncie Plant from December 1995 until January 1999. He was appointed a Director of the Company in February 2002.

		Principal Occupation
Class III Directors	Age	and Directorships

William E. Butler 1997	72	Mr. Butler was Chairman of the Board and Chief Executive Officer of Eaton Corporation, a global manufacturer of industrial, vehicle, construction, commercial and aerospace products, from January 1992 until his retirement at the end of 1995. Mr. Butler is a Director of Applied Industrial Technologies and U.S. Industries, Inc.
Paul E. Glaske 1994	69	Mr. Glaske was Chairman and Chief Executive Officer from April 1992 until his retirement in October 1999 of Blue Bird Corporation, a leading manufacturer of school buses, motor homes and a variety of other vehicles.
John Rau 1997	54	Mr. Rau has been President and Chief Executive Officer of Miami Corporation, a private asset management firm, since January 2003. He has been Chairman of the Chicago Title and Trust Company Foundation since April 2000. He was President and Chief Executive Officer of Chicago Title Corporation from January 1997 until March 2000. Mr. Rau is also a Director of First Industrial Realty Trust, Inc. and Nicor, Inc.

Meetings of the Board of Directors and Committees

      The Board of Directors held four regular meetings during 2002. All of the Directors attended at least 75% of the meetings of the Board of Directors and any committee on which they served.

      The Board of Directors has a standing Compensation Committee, Finance and Audit Committee and Board Affairs Committee.

      The present members of the Compensation Committee are Directors Glaske (Chairman), Butler, Drummond and Rau. The responsibilities of the Compensation Committee include reviewing and approving executive appointments and remuneration and supervising the administration of the Company’s employee benefit plans. The Compensation Committee met three times during 2002.

      The present members of the Finance and Audit Committee are Directors Rau (Chairman), Bonanno, Brimmer and Michas, each of whom is independent as defined in the NYSE’s listing standards. The responsibilities of the Finance and Audit Committee include: recommending to the Board of Directors the independent certified public accountants to conduct the annual audit of the books and accounts of the Company; reviewing the proposed scope of such audit and approving the audit fees to be paid; and reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the

Company’s financial and accounting staff. The Finance and Audit Committee met four times during 2002.

      The present members of the Board Affairs Committee are Directors Butler (Chairman), Drummond, Glaske and Gorr. The responsibilities of the Board Affairs Committee include making recommendations to the Board of Directors regarding: (i) Board composition and structure, (ii) the nature, duties and powers of Board committees, (iii) term of office for members, (iv) qualified persons to be nominated for election or re-election as directors, (v) stockholders’ suggestions for board nominations and (vi) the successor to the Chief Executive Officer. The Board Affairs Committee also establishes criteria for board and committee membership and evaluates Company policies relating to the recruitment of directors. The Board Affairs Committee met four times during 2002.

      Stockholders may make suggestions for Board nominations pursuant to procedures set forth in the Company’s By-Laws.

Compensation of Directors

      Directors who are not employees of the Company or its subsidiaries received an annual retainer of $26,000 for service on the Board of Directors and $1,000 for each Board meeting attended. Effective July 1, 2003, the annual retainer will be increased to $40,000. Committee members also receive $1,000 ($1,500 if Chairman of the committee) for each committee meeting attended. In recognition of increased time commitments, the Chairman of the Finance and Audit Committee will receive $3,000 for each committee meeting attended, starting in April 2003. The Company pays for the expenses associated with attendance at Board meetings.

      In addition, under the terms of the BorgWarner Inc. 1993 Stock Incentive Plan, as Amended (the “Plan”), each director of the Company who from and after February 1, 1993, is not otherwise an employee of the Company or any of its subsidiaries or affiliates (as defined in the 1993 Plan) shall, on the third Tuesday of each year, automatically receive an annual grant of options to purchase 2,000 shares of common stock having an exercise price equal to the fair market value of the common stock at the date of grant of such option. Each director, upon joining the Board, will also receive an initial grant of options to purchase 2,000 shares of common stock having an exercise price equal to the fair market value of the common stock as of such date. All such options expire ten years after the date of grant and become exercisable in installments on the second and third anniversaries of the date of grant.

Stock Ownership

      To the knowledge of the Company, as of March 7, 2003, no entity beneficially owned more than five percent of the Common Stock.

      The following table sets forth as of March 7, 2003, the record date, certain information regarding beneficial ownership of Common Stock by the Company’s directors and executive officers named in the Summary Compensation Table and by all directors and executive officers as a group.

	Amount(a) and Nature(b)	Percent of
Name of Beneficial Owner	of Stock Ownership	class

John F. Fiedler	216,531	*
Timothy M. Manganello	16,199	*
George E. Strickler	6,112	*
Gary P. Fukayama(c)	16,898	*
Ronald M. Ruzic(c)	71,308	*
Phyllis O. Bonanno	3,600	*
Andrew F. Brimmer	5,100	*
William E. Butler	6,600	*
Jere A. Drummond	7,500	*
Paul E. Glaske	16,510	*
Ivan W. Gorr	8,500	*
Alexis P. Michas	40,385	*
John Rau	7,500	*
All directors and executive officers of the Company (24 persons)	483,420	1.8%

*	Represents less than one percent.

(a)	Includes the following number of shares issuable upon the exercise of options within the next 60 days: 130,593 for Mr. Fiedler; 5,000 for Mr. Strickler; 7,898 for Mr. Fukayama; 20,305 for Mr. Ruzic; 3,500 for Ms. Bonanno; 4,500 for Dr. Brimmer; 5,500 for Mr. Butler; 6,500 for Mr. Drummond; 8,500 for Mr. Glaske; 7,500 for Mr. Gorr; 3,500 for Mr. Michas; 5,500 for Mr. Rau; and 237,610 for all directors and executive officers of the Company.

(b)	Includes all shares with respect to which each officer or director directly, or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares.

(c)	Retired from the Company on December 31, 2002.

      In addition to the common shares reported above, the following directors have acquired phantom stock units through the deferral of director fees under the Deferred Compensation Plan for Directors: Mr. Bonanno has 814.92 phantom stock units; Dr. Brimmer has 1,347.82 phantom stock units; Mr. Drummond has 3,293.98 phantom stock units; Mr. Glaske has 502.99 phantom stock units; Mr. Michas has 2,175.03 phantom stock units; and Mr. Rau has 1,919.34 phantom stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and greater than 10% stockholders file certain reports with respect to beneficial ownership of the Company’s equity securities. Based on information provided to the Company by each director and executive officer, the Company believes all reports required to be filed in 2002 were timely filed.

Executive Compensation

      The following table shows, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for these years, to the Company’s Chief Executive Officer and certain executive officers.

SUMMARY COMPENSATION TABLE

						Long Term
						Compensation
						Awards(b)
							Long Term
		Annual Compensation		Other Annual		Securities	Incentive	All Other
Name and Principal				Compensation		Underlying	Plan	Compensation
Position	Year	Salary($)	Bonus($)	($)(a)		Options(#)	Payouts	($)(c)

John F. Fiedler	2002	$564,050	$1,520,666	$0		10,557	$1,471,000	$90,704
Chairman and	2001	$553,000	$291,401	$588,150	(d)	8,340	$567,035	$116,168
Chief Executive Officer	2000	$553,000	$532,311	$0		61,785	$539,070	$169,083
Timothy M. Manganello	2002	$381,625	$624,109	$125,755	(d)	5,766	$382,460	$66,425
President and	2001	$253,000	$146,607	$13,993	(d)	576	$133,420	$69,972
Chief Operating Officer	2000	$220,000	$317,549	$13,957	(e)	0	$54,360	$41,530
Gary P. Fukayama	2002	$337,900	$546,218	$0		2,097	$441,300	$50,284
Executive Vice	2001	$337,900	$41,090	$616,400	(d)	3,301	$285,900	$44,574
President	2000	$337,900	$287,585	$229,841	(d)	2,500	$271,800	$44,805
George E. Strickler	2002	$326,400	$477,423	$0		10,000	$86,535	$44,270
Executive Vice President	2001	$252,307	$106,927	$52,644	(e)	10,000	$0	$8,800
& Chief Financial Officer
Ronald M. Ruzic	2002	$233,900	$513,570	$0		0	$735,500	$71,777
Executive Vice President	2001	$347,800	$229,413	$938,980	(d)	17,805	$285,900	$110,130
	2000	$347,800	$346,474	$117,128	(d)	2,500	$271,800	$120,384

(a)	Excludes certain non-cash benefits that are deemed compensation for federal income tax purposes. These non-cash benefits are provided by the Company to its executive officers and include group term life insurance and automobiles. The net cost to the Company of such benefits during 2000, 2001, or 2002 did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for each named executive officer.

(b)	No restricted stock awards were made in 2000, 2001 or 2002.

(c)	Includes amounts contributed by the Company on behalf of the named executive officers during 2000, 2001, and 2002 pursuant to the provisions of the Borg-Warner Automotive, Inc. Retirement Savings Plan and credits made pursuant to the Borg-Warner Automotive, Inc. Retirement Savings Excess Benefit Plan.

(d)	Represents gain on stock option exercise(s).

(e)	Represents gross-up to cover taxes incurred for relocation expense reimbursements.

Stock Options

      The following table sets forth information with respect to the named executive officers concerning grants of stock options made during 2002 and concerning unexercised options held as of December 31, 2002.

					Potential Realizable
					Value at Assumed
	Number of				Annual Rates of Stock
	Securities	% of Total			Price Appreciation for
	Underlying	Options Granted	Exercise		Option Term
	Options Granted	to Employees	Price	Expiration
Name	(#)(a)	in Fiscal Year	($/Sh)	Date	5%($)	10%($)

John F. Fiedler	10,557	1.7%	$50.650	7/24/12	$336,278	$852,193
Timothy M. Manganello	5,766	0.9%	$50.650	7/24/12	$183,986	$466,256
Gary P. Fukayama	2,097	0.3%	$50.650	7/24/12	$66,797	$169,276
George E. Strickler	10,000	1.6%	$50.650	7/24/12	$318,535	$807,231
Ronald M. Ruzic	0	—	—	—	—	—

(a)	Options are exercisable starting 24 months after the grant date, with 50% of the shares covered thereby becoming exercisable at that time and with the remaining 50% of the option shares becoming exercisable on the third anniversary date. The options were granted for a term of 10 years.

      The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 2002 and concerning unexercised options held at December 31, 2002.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired		Options at FY-End(#)		at FY-End($)(b)
	on Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable(a)	Exercisable	Unexercisable

John F. Fiedler	—	$—	49,789	130,593	$691,162	$574,867
Timothy M. Manganello	3,500	$125,755	—	6,342	$—	$1,236
Gary P. Fukayama	—	$—	1,250	—	$17,400	$17,400
George E. Strickler	—	$—	—	20,000	$—	$76,250
Ronald M. Ruzic	—	$—	1,250	19,055	$17,400	$55,592

(a)	Represents shares that could not be acquired by the named executive officer as of December 31, 2002 and that become exercisable based upon the satisfaction of certain periods of employment.

(b)	Represents the difference between the exercise price and the share price of common stock as of December 31, 2002.

Long-Term Incentive Plans

      The following table sets forth information with respect to the named executive officers concerning long-term incentive plan awards made during 2002 pursuant to the Company’s Executive Stock Performance Plan.

		Performance
		or Other	Estimated Future Payouts
	Number	Period	under Non-Stock
	of Shares	Until	Price-Based Plans(b)
	Units or	Maturation
	Rights	or	Threshold	Target	Maximum
Name	(#)(a)	Payout	($)	($)	($)

John F. Fiedler	500	36 months	125,000	500,000	875,000
Timothy M. Manganello	500	36 months	125,000	500,000	875,000
Gary P. Fukayama	300	36 months	75,000	300,000	525,000
George E. Strickler	300	36 months	75,000	300,000	525,000
Ronald M. Ruzic	250	36 months	62,500	250,000	437,500
All executive officers, as a group (15)	3,702	36 months	925,417	3,701,667	6,477,917
All employees, who are not executive officers(1)	50	36 months	12,500	50,000	87,500

(a)	Performance units with an initial value of $1,000 per unit.

(b)	Payouts under the Company’s Executive Stock Performance Plan are based upon the percentile rank of the total stockholder return of the Company among the total stockholder returns of a peer group of companies. Total stockholder return is based on a formula relating to market price appreciation of the Company’s common stock and dividend return as compared to the peer group companies’ stock market price appreciation and dividend returns.

Employment Agreements

      The Company entered into an employment agreement, effective January 1, 1998 with Mr. Fiedler which provides, among other things, for Mr. Fiedler’s full-time employment until December 30, 2002 at an annual salary of not less than $500,000. Subject to the terms and conditions of his agreement, Mr. Fiedler is eligible for annual performance bonuses and awards under the Company’s Executive Stock Performance Plan at target levels no less than those set for 1997. In addition, the Company granted Mr. Fiedler a Non-Qualified Stock Option, subject to the provisions of the 1993 Plan and the terms and conditions of a Non-Qualified Stock Option Agreement, to purchase from the Company 75,000 shares of common stock at the fair market value per share on January 27, 1998, such option to be exercisable on December 30, 2002.

      Effective November 8, 2000, the Company entered into an addendum to the employment agreement with Mr. Fiedler which provides that Mr. Fiedler will continue to serve as Chairman of the Board of Directors until May 30, 2003 (subject to annual approval by the Board of Directors and re-election by the stockholders.) Under the addendum, Mr. Fiedler will receive a lump-sum cash payment of $857,200 less any after-tax gain on the stock options issued in 1998 under his employment agreement. In addition, the Company granted Mr. Fiedler a Non-Qualified Stock Option, subject to the provisions of the 1993 Plan and the terms and conditions of a Non-Qualified Stock Option Agreement, to purchase 25,000 shares of common stock, such option to be exercisable on May 30, 2003.

      Mr. Fiedler has executed a promissory note in connection with a Company loan to purchase shares of the Company’s stock. The terms of the promissory note are more fully described under “Certain Relationships and Related Transactions.”

      On July 1, 2002, the Company entered into an Employment and Retirement Agreement with Ronald M. Ruzic. Under the agreement, Mr. Ruzic agreed to assist the Company in transitioning his positions with the Company until his retirement on December 31, 2002. Under the agreement,

Mr. Ruzic received $60,000 in salary from July 1 to December 31, 2002, payments under the Company’s Management Incentive Bonus Plan, Excess Benefit Plan and a distribution of awards under the Company’s Executive Stock Performance Plan for years 2000-2002. Mr. Ruzic will be entitled to a distribution of an Executive Stock Performance Plan award for the 2001-2003 cycle, subject to approval by the Compensation Committee. Mr. Ruzic also received title to his company-owned car. All amounts received by Mr. Ruzic for 2002 are included in the Summary Compensation Table on page 6. Mr. Ruzic agreed to provide certain consulting services after his retirement, for which he will be compensated at a rate of $2,000 per day and reimbursed for all reasonable out-of-pocket expenses.

      The Company has entered into Change of Control Employment Agreements (the “Change of Control Employment Agreements”) with each of its executive officers. Below is a general description of certain terms and conditions of the Change of Control Employment Agreements.

      In the event of a “Change of Control” of the Company followed within three years by (1) the termination of the executive’s employment for any reason other than death, disability, or “Cause” or (2) the termination of the executive’s employment by the executive for “Good Reason”, the Change of Control Employment Agreements provide that the executive shall be paid a lump sum cash amount equal to three times the executive’s annual base salary and recent average bonus, and a lump sum cash amount equal to three times the Company’s retirement contributions which would have been made on behalf of the executive in the first year after termination of employment. In addition, the executive is entitled to continued employee welfare benefits for three years after termination of employment.

      “Change of Control” means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of beneficial ownership of 20% or more of either (i) the then outstanding shares of Common Stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, (b) a change in the majority of the Board, or (c) major corporate transaction, such as a merger, sale of substantially all of the Company’s assets or a liquidation, which results in a change in the majority of the Board or a majority of stockholders.

      “Cause” means the willful and continued failure of the executive to perform substantially the executive’s duties or the willful engaging by the executive in illegal conduct or gross misconduct materially injurious to the Company.

      “Good Reason” means the diminution of responsibilities, assignment to inappropriate duties, failure of the Company to comply with compensation or benefit provisions, transfer to a new work location more than 35 miles from the executive’s previous work location, a purported termination of the Change of Control Employment Agreement by the Company other than in accordance with the Change of Control Employment Agreement, or failure of the Company to require any successor to the Company to comply with the Change of Control Employment Agreement.

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the following Compensation Committee Report on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern base salary, annual bonus, long-term incentives and stock ownership programs for the executive officers of the Company.

Overall Policy

      The Company’s executive compensation program is designed to link executive compensation to corporate performance. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie executive compensation to the Company’s success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve goals that support the Company’s business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that is based on individual performance as well as overall business results.

      The Compensation Committee reviews the Company’s executive compensation program annually. The review includes a comparison of current total compensation levels (including base salary, annual bonus and long-term incentives) to those provided in similar companies in the durable manufacturing sector that have total sales in the range of two billion to four billion dollars, with data being collected from several prominent executive compensation surveys (the “Compensation Surveys”). In addition to the Compensation Surveys, the Compensation Committee also considers the compensation reported for executives by the companies included in a peer group of automotive companies (the “Peer Group Companies”). Financial results of the Peer Group Companies are used to compare shareholder returns on the performance graph. The Compensation Committee may adjust compensation levels based upon information obtained from the Compensation Surveys and the Peer Group Companies.

      The Compensation Committee determines the compensation of the CEO and officers of the corporation, reviews the policies and philosophy set for the next level of key executives (approximately 270), and evaluates and recommends to the Board of Directors all long-term incentive plans. This process is designed to ensure congruity throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than Mr. Fiedler), the Compensation Committee takes into account the views of Mr. Fiedler.

      The key elements of the Company’s executive compensation program are base salary, annual bonus and long-term incentives that consist of cash compensation, Company stock and stock options. The Compensation Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Fiedler, the Company’s CEO during 2002, are discussed below.

Base Salary

      Annual salary adjustments are determined by the Compensation Committee by examining each executive officer’s current responsibilities, the executive officer’s individual and business unit performance, and by comparing the executive officer’s current base salary to competitive median salaries as reported in the Compensation Surveys and by the Peer Group Companies.

      Mr. Fiedler was CEO of the Company in 2002. The Compensation Committee considered the scope and complexity of Mr. Fiedler’s position, the Company’s performance during the preceding year, his prior salary, and the median salaries paid for similar positions as reported in the Compensation Surveys and by the Peer Group Companies. Expected long-term growth ($1.2 billion in anticipated new business over the next three years), positive cash flow and improved margins in each quarter of 2001, and expanded global presence were among the performance factors considered in determining Mr. Fiedler’s salary for 2002. Mr. Fiedler received a base salary of $564,050 during 2002.

Annual Bonus

      The Company’s executive officers are eligible participants in an annual cash bonus plan. Performance objectives are established at the beginning of each year for the Company and each of its business units. The performance objectives are based on the increase in economic value of the Company or business unit over the prior year. Economic value is determined by a formula taking into account the after-tax operating income and the average operating investment of the Company or business unit.

      Eligible executives are assigned threshold, target and maximum bonus levels. For those executive officers responsible for the entire Company, 100% of their bonus opportunity is based on the increase in economic value for the Company; for those executive officers responsible for a business unit, 30% of the bonus opportunity is based on the increase in economic value for the Company, and 70% is based on the increase in economic value for the business unit. If the threshold level of these performance measures is not met, no bonus is paid.

      To encourage a longer-term perspective while continuing to reward participants for the achievement of annual goals, the bonus plan for executives includes a “Carryover Bonus” feature. Carryover Bonus allows participants in the bonus plan to earn – over a two-year period – any bonus opportunity (up to a specified maximum limit) that was not attained during the current Plan Year. Executives can earn the balance of the unattained bonus opportunity whenever cumulative value targets are achieved during the subsequent two years. No Carryover Bonus from a prior year is earned if the threshold level of performance for the current year is not achieved.

      The potential annual total cash compensation (base salary plus bonus) for each executive officer is targeted at the 65th percentile of annual total cash compensation levels for similar positions as reported by comparable companies in the Compensation Surveys. In a given year, Carryover Bonus from prior years may increase the annual bonus opportunity of the executive officers above the target levels.

      Although annual bonuses depend primarily on the achievement of performance objectives as described above, the Compensation Committee may adjust bonus measures and awards based on other financial or non-financial actions that the Compensation Committee believes will benefit long-term stockholder value.

      The significant increase in economic value of the Company during 2002 resulted in a bonus payout near the maximum opportunity level for the portion of individual bonuses based on overall corporate performance. As a result Mr. Fiedler earned a $1,520,666 cash bonus for the year; of this, $193,671 represents Carryover Bonus from 2000 and $277,395 represents Carryover Bonus from 2001.

Long-Term Incentive Plans

Executive Stock Performance Plan

      The Borg-Warner Automotive, Inc. Executive Stock Performance Plan is a long-term incentive plan for selected top executives including the named executive officers. It is designed to provide competitive payouts at the end of a three year period relative to how well the Company performs against the Peer Group Companies in terms of total shareholder return (“TSR”). The Compensation Committee believes that the Executive Stock Performance Plan will help to focus key senior executives on the long-term overall value of the Company to the investor community.

      The award levels under the Executive Stock Performance Plan are targeted to pay at approximately the 65th percentile of total director compensation (as reported by the Compensation Surveys) for 65th percentile TSR performance relative to the TSR performance of the Peer Group Companies.

      Awards under this plan are paid out in the form of stock and sufficient cash to meet tax-withholding requirements. Payments made under this plan are exempt from the provisions of Section 162(m) of the Code that limits the tax deductibility of compensation in excess of one million dollars.

      Full participants in this plan do not receive regular stock option grants.

      This plan is administered by a committee which consists solely of two or more “outside directors” as defined by Section 162(m) of the Code and the regulations thereunder.

      For the period between January 1, 2000 to December 31, 2002, Mr. Fiedler had a target award of 1,000 performance units at a value of $1,000 per unit. At the end of the performance period, the Company’s TSR performance was at the 83rd percentile of the TSR performance of the Peer Group Companies. As a result, Mr. Fiedler earned an award of $1,471,000.

      For the period between January 1, 2001 to December 31, 2003, Mr. Fiedler has a target award of 1,000 performance units at a value of $1,000 per unit. Depending upon the performance of the Company, Mr. Fiedler’s final award can range from $0 if the Company’s TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,750,000 if the Company’s TSR performance is at the 90th percentile (or higher) of the TSR performance of the Peer Group Companies.

      For the period between January 1, 2002 to December 31, 2004, Mr. Fiedler has a target award of 500 performance units at a value of $1,000 per unit; the number of units granted under this cycle was reduced to reflect Mr. Fiedler’s shorter period of participation as a result of his anticipated retirement in 2003. Depending upon the performance of the Company, Mr. Fiedler’s final award can range from $0 per unit if the Company’s TSR performance is below the 25th percentile of the TSR performance of the Peer Group Companies to $1,750,000 if the Company’s TSR performance is at the 90th percentile (or higher) of the TSR performance of the Peer Group Companies.

      Mr. Fiedler will not be a participant in the 2003 – 2005 cycle of the Executive Stock Performance Plan.

Stock Options

Regular Stock Option Awards

      For other executives not eligible for the Executive Stock Performance Plan, the Company uses stock options to align the interests of this next level of executives with those of the stockholders and to retain and motivate these executives to continue the long-term focus required for the Company’s future success.

      Executives may receive annual stock option awards based on competitive market conditions, their level of responsibility for the management and growth of the Company and individual contribution. Current base salary and annual incentive opportunity, as well as the size and timing of previous stock option awards, are also considered when determining annual stock option awards.

      All stock options are granted at no less than the fair market value of the stock on the date of grant. The number of shares awarded to each recipient is determined by an analysis of median competitive data provided in the Compensation Surveys. The analysis is based on the current discounted market value of the Company’s stock and the annualized cash value of competitive grants. All options granted by the Company have vesting requirements and a ten-year term.

      The gains on stock options granted by the Company are exempt from the provisions of Section 162(m) of the Internal Revenue Code (the “Code”) which limit the tax deductibility of compensation in excess of one million dollars.

      As part of a phase-in of eligibility under the Executive Stock Performance Plan, Mr. Strickler received a stock option grant of 10,000 option shares in 2002.

Ownership Guidelines

      The Company has established stock ownership guidelines for the senior officers of the Company. Mr. Fiedler is expected to own three times the average of his annualized salary and target bonus for the prior three years; the other officers named in this proxy are expected to own two times the average of their annualized salary and target bonus for the prior three years.

      If a senior executive owns more Company stock than required by these guidelines, the executive is then eligible to receive an additional award of stock options equal to the value of the ownership above the required level divided by the Company stock price at the time this award is computed; the maximum number of option shares that can be granted in one year to an executive for ownership above the required level is 100,000 shares.

      Mr. Fiedler was granted 10,557 stock options in 2002 for stock ownership above the required level. Other named officers also received stock options for ownership above the required level: Mr. Fukayama (2,097 stock options), and Mr. Manganello (5,766 stock options).

Other

      During 2002, Mr. Fiedler and Mr. Manganello received compensation in excess of the one million dollar limitation on deductibility under Section 162(m) of the Code. Consequently, $1,084,716 of the compensation earned by Mr. Fiedler in 2002 and $5,734 of the compensation earned by Mr. Manganello in 2002 was not deductible by the Company. Compensation subject to the one million dollar limitation on deductibility under Section 162(m) of the Code was not paid in 2002 to any of the other named executive officers.

      The Compensation Committee periodically reviews the executive compensation plans of the Company to determine their compliance with Section 162(m) of the Code. The Compensation Committee may, as was the case in 2002, recommend that compensation that is non-deductible be paid to executive officers when such compensation is deemed in the best interest of shareholders.

Compensation Committee

Paul E. Glaske, Chairman

William E. Butler          Jere A. Drummond          John Rau

REPORT OF THE BORGWARNER FINANCE AND AUDIT COMMITTEE

      The Finance and Audit Committee of the Board of Directors of BorgWarner Inc. is charged with assisting the Board with respect to fulfilling the Board’s oversight responsibility regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Committee also has the responsibility for, among other things, advising the Board on corporate financial policy and capital structure and reviewing capital expenditure plans and financing plans. The full charge of the Committee is set forth in its charter, which is reviewed and updated annually and approved by the Board. During 2002, the Committee met four times and the Committee chairman, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, controller and independent auditors prior to its public release.

      With respect to the 2002 financial statements, the Committee, in conjunction with the Board, reviewed the 2002 financial results and financial condition with management. The Committee met with selected members of management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent auditors, to review the financial statements (including quarterly reports), discussing such matters as the quality of earnings; estimates, reserves and accruals; suitability of accounting principles, judgmental areas; and audit adjustments, whether recorded or not. In addition, the Committee considered the quality and adequacy of the Company’s internal controls, taxation issues, information technology matters and other areas as appropriate to its oversight of the financial reporting and audit processes.

      In discharging its oversight responsibilities as to the audit process, the Committee:

•	Satisfied itself as to Deloitte’s independence through a review of relationships and services which might affect the objectivity of the auditors, a review of the letter from Deloitte required by Independence Standards Board Standard No. 1 and discussions with Deloitte concerning their independence;

•	Discussed the overall audit process, including audit reports;

•	Involved Deloitte in the Committee’s review of the Company’s financial statements;

•	Discussed with Deloitte all matters required to be reviewed by generally accepted auditing standards;

•	Provided Deloitte full access to the Committee to report on any and all appropriate matters;

•	Recommended to the Board, subject to shareholder approval, the reappointment of Deloitte as independent auditors for the Company. The Board concurred with this recommendation; and

•	Was informed of and reviewed the oaths and certifications of the Chief Executive Officer and Chief Financial Officer required by the Securities and Exchange Commission General Order 4-460 and by the Sarbanes Oxley Act Sections 302 and 906, and was informed of the process supporting the same.

      The Committee provided guidance and oversight to the internal audit function, including a review of the organization, the audit plan, and results of internal audit activity. The Director of Internal Audit had routine opportunity to meet with the Committee to discuss any matters desired.

      Based on its work and the information received as outlined above, the Committee recommended to the Board and the Board approved the Company’s audited financial statements for 2002 to be included in the Annual Report on Form 10-K, for filing with the Securities and Exchange Commission. The Committee is satisfied that it has met its responsibilities for the year ended December 31, 2002 under its charter and that the financial reporting and audit processes of the Company are functioning appropriately.

BORGWARNER INC. FINANCE AND AUDIT COMMITTEE

John Rau, Chairman

Phyllis O. Bonanno          Dr. Andrew F. Brimmer          Alexis P. Michas

Comparison of Cumulative Total Return

Among Company, Industry Index, Peer Group and S&P 500 Index(1)

	1997	1998	1999	2000	2001	2002

BORGWARNER (2)	100.0	108.58	79.78	80.11	106.04	103.50

SIC CODE INDEX (3)	100.0	99.65	80.65	61.20	74.28	69.89

PEER GROUP INDEX (4)	100.0	95.14	83.15	67.00	85.91	73.57

S&P 500 INDEX (5)	100.0	128.58	155.64	141.46	124.65	97.10

(1)	Assumes $100 invested on December 31, 1997; assumes dividends reinvested for period of December 31, 1997 through December 31, 2002.

(2)	BorgWarner Inc. (As compiled by Media General Financial Services of Richmond, VA).

(3)	Standard Industrial Code (“SIC”) 3714 — Motor Vehicle Parts & Accessories (As compiled by Media General Financial Services of Richmond, VA).

(4)	Peer Group Companies — Consists of the following companies: ArvinMeritor, Inc., Autoliv, Inc., Cummins Engine, Inc., Dana Corporation, Delphi Automotive Systems Corp., Dura Automotive Systems, Inc., Eaton Corporation, Johnson Controls, Inc., Lear Corporation, Magna International, Inc. Class A, Modine Manufacturing Co., Tenneco Automotive, Inc., Tower Automotive, Inc., and Visteon Corporation (As compiled by Media General Financial Services of Richmond, VA).

(5)	S&P 500 — Standard & Poor’s 500 Total Return Index (As compiled by Media General Financial Services of Richmond, VA).

Certain Relationships and Related Transactions

      On January 30, 1998, the Company loaned Mr. Fiedler $2 million for the exclusive purpose of Mr. Fiedler purchasing the Company’s Common Stock. The loan is evidenced by a non-negotiable full recourse promissory note, as amended, which matures on May 30, 2003. The note accrues interest at the rate of 5.84% per annum, compounded semiannually, on the unpaid balance until paid. The largest aggregate amount outstanding during 2002 and the amount outstanding under the note as of March 14, 2003 was $2,701,594. In the event of Mr. Fiedler’s voluntary termination of employment with the Company prior to maturity (other than upon his “disability”) or his involuntary termination of employment with the Company prior to maturity for “cause,” Mr. Fiedler will be obligated to prepay his entire obligation under the note within ten days. The entire obligation under the note will be forgiven if Mr. Fiedler remains with the Company through May 30, 2003 or as of earlier termination by reason of death, “disability,” or involuntary termination other than for “cause.” The note will also be forgiven in the event of a “Change of Control” as defined in the Change of Control Employment Agreement.

      Effective February 28, 2002, Geraldine Kinsella, the spouse of Mr. Fiedler, retired from the Company as Vice President — Human Resources after 32 years of service with the Company. Pursuant to a Consulting and Separation Agreement negotiated by the Company’s Compensation Committee dated January 22, 2002, Ms. Kinsella received a lump sum payment of $261,200, a payment under the Company’s Management Incentive Bonus Plan of $150,000, and title to her Company-owned automobile. Under the Agreement, Ms. Kinsella forfeited stock options not vested as of February 28, 2002. Ms. Kinsella received a distribution of her awards under the Company’s Executive Stock Performance Plan for years 2000-2002 in the amount of $205,940, which was approved by the Compensation Committee of the Board of Directors. Between March 1, 2002 and December 31, 2002, Ms. Kinsella received a total gross amount of $60,000, during which time Ms. Kinsella provided consulting services to the Company on a variety of human resources related issues.

      Under the Company’s Employee Relocation Program, certain employees asked to relocate by the Company are entitled to relocation assistance provided by outside vendors selected and paid for by the Company. During 2002, Mr. Weber and Mr. Wilson participated in this program. Mr. Weber purchased a home from the Company in the amount of $700,000. The sale price of the home was the same price the Company paid for the home and was confirmed in an appraisal conducted by an independent third party. The Company purchased a home from Mr. Wilson for $745,000 based on an appraisal conducted by an independent third party and the Company subsequently resold the home.

2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors proposes that the stockholders approve the selection by the Finance and Audit Committee of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) to serve as the Company’s independent auditors for the 2003 fiscal year. The Board of Directors anticipates that representatives of Deloitte will be present at the meeting to respond to appropriate questions, and will have an opportunity, if they desire, to make a statement.

Audit Fees

      Deloitte billed the Company $1,280,000 for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002, including foreign statutory audit requirements, and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year.

Financial Information Systems Design and Implementation Fees

      Deloitte billed the Company $480,000 for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

      All other fees billed by Deloitte with respect to the fiscal year ended December 31, 2002 were $700,000, including audit related services of $310,000 and tax services of $390,000. Audit related services generally include fees for employee benefit plan audits, due diligence and related services on acquisitions and work on SEC registration statements. Tax services represent fees for tax advisory and compliance services.

      The Finance and Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

      The Board of Directors recommends a vote “FOR” the appointment of Deloitte & Touche LLP as the independent auditors and your proxy will be so voted unless you specify otherwise.

OTHER INFORMATION

      The Company has no reason to believe that any other business will be presented at the Annual Meeting, but if any other business shall be presented, votes pursuant to the proxy will be cast thereon in accordance with the discretion of the persons named in the accompanying proxy.

Stockholder Proposals

      Stockholder proposals which are intended to be presented at the 2004 Annual Meeting pursuant to SEC Rule 14a-8 must be received by the Company on or before November 23, 2003, for inclusion in the proxy statement relating to that meeting.

      A stockholder who intends to present business at the 2004 Annual Meeting other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice to the Secretary of the Company no less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, for stockholder proposals other than pursuant to Rule 14a-8, the Company must receive notice no sooner than January 26, 2004, and no later than February 25, 2004.

Annual Report on Form 10-K

      The Company will furnish, without charge, to each person whose proxy is being solicited, upon request of such person, one copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. Requests for copies of such report should be directed in writing to the Investor Relations and Communications Department, 200 South Michigan Avenue, Chicago, Illinois 60604 or by telephone at 312-322-8683. In addition, through its website (www.bwauto.com), the Company makes available, free of charge, the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

BORGWARNER INC.

This Proxy is Solicited by the Board of Directors in Connection
With the Annual Meeting of Stockholders

10:00 A.M. (C.S.T.)

April 23, 2003

PLACE:	BorgWarner Inc. 200 South Michigan Avenue Chicago, Illinois 60604

     PROXY: LAURENE H. HORISZNY and VINCENT M. LICHTENBERGER and each of them, are hereby appointed by the undersigned as attorneys and proxies with full power of substitution, to vote all the shares of Common Stock held of record by the undersigned on March 7, 2003 at the Annual Meeting of Stockholders of BorgWarner Inc. or at any adjournment(s) of the meeting, on each of the items on the reverse side and in accordance with the directions given therein.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY

Address Change/Comments (Mark the corresponding box on the reverse side)

/\ FOLD AND DETACH HERE /\

IF NO CHOICE IS SPECIFIED, this Proxy will be voted “FOR” the election of all listed nominees, and “FOR” proposal 2 in accordance with the recommendations of a majority of the Board of Directors.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of three Class I Directors:			2.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐
	01 Phyllis O. Bonanno,
	02 Andrew F. Brimmer, 03 Alexis P. Michas	FOR all nominees listed (except as indicated)	WITHHOLD AUTHORITY to vote for all nominees listed	3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
		☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)	Please disregard if you have previously provided your consent decision.
	By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐

Dated: __________________________, 2003

__________________________________________ Signature

__________________________________________ Signature if held jointly

                   Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

/\ FOLD AND DETACH HERE /\

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/bwa

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR
Telephone
1-800-435-6710

		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.bwauto.com